                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
202 Golf Associates, Inc.
Yorktown Heights, New York

   We have audited the balance sheet of 202 Golf Associates, Inc. as of December 31, 1995 and the related statements of operations, changes in shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly the financial position of 202 Golf Associates, Inc. at December 31, 1995 and the results of its operations, changes in shareholders' deficit and cash flows for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                        MANGINI, TRAEGER & COMPANY, P.C.

April 8, 1996

                           202 GOLF ASSOCIATES, INC.
                                BALANCE SHEET
                              DECEMBER 31, 1995

                                    ASSETS
Current Assets:
 Cash .......................................................................   $  166,833
 Construction bid bonds .....................................................       41,710
                                                                              ------------
                                                                                   208,543
                                                                              ------------
Property and equipment -- net of accumulated depreciation of $147,916  ......    2,130,220
Deferred charges -- net of accumulated amortization of $54,879  .............      198,266
Deposits ....................................................................        2,900
                                                                              ------------
                                                                                 2,331,386
                                                                              ------------
    Total Assets ............................................................   $2,539,929
                                                                              ============
                    LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
 Current portion of long term debt ..........................................   $   72,675
 Accounts payable ...........................................................       47,856
                                                                              ------------
                                                                                   120,531
Long term debt, net of current portion ......................................    2,445,472
Shareholders' loans payable .................................................      504,807
                                                                              ------------
                                                                                 3,070,810
                                                                              ------------
Shareholders' Deficit:
 Common stock -- no par value, 200 shares authorized, issued and outstanding         1,000
 Accumulated deficit (of which $76,256 was accumulated during the
 development  stage) ........................................................     (402,831)
                                                                              ------------
                                                                                  (401,831)
 Less: treasury stock, at cost ..............................................     (129,050)
                                                                              ------------
                                                                                  (530,881)
                                                                              ------------
    Total Liabilities and Shareholders' Deficit .............................   $2,539,929
                                                                              ============

        The accompanying notes are an integral part of this statement.

                           202 GOLF ASSOCIATES, INC.
               STATEMENT OF OPERATIONS & SHAREHOLDERS' DEFICIT
                     FOR THE YEAR ENDED DECEMBER 31, 1995

 Revenues .........................................  $ 388,261
Cost of sales ....................................      88,768
                                                   -----------
    Gross Profit .................................     299,493
                                                   -----------
Operating Expenses:
 Salaries ........................................      59,181
 Payroll taxes ...................................       6,046
 Equipment lease .................................      50,538
 Telephone and utilities .........................      28,367
 Landscaping maintenance .........................       8,785
 Depreciation and amortization ...................     185,742
 Advertising and marketing .......................      26,620
 Professional fees ...............................       5,011
 Office expense and utilities ....................      21,302
 Insurance .......................................      27,892
 Interest expense ................................     172,790
 Vehicle expense .................................       2,071
 Miscellaneous ...................................       3,622
 Property taxes ..................................      27,725
 State taxes .....................................         376
                                                   -----------
                                                       626,068
                                                   -----------
    Net Loss .....................................    (326,575)
Deficit accumulated during the development stage       (76,256)
                                                   -----------
Accumulated Deficit -- Ending ....................   $(402,831)
                                                   ===========

        The accompanying notes are an integral part of this statement.

                           202 GOLF ASSOCIATES, INC.
                           STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

 Cash Flows From Operating Activities:
 Net loss ..................................................................   $(326,575)
 Adjustments to reconcile net loss to net cash used by operating activities:
   Amortization ............................................................      50,629
   Depreciation ............................................................     135,113
  Decrease in prepaid expenses .............................................       6,150
  Increase in accounts payable .............................................       6,125
                                                                             ------------
     Net Cash Used by Operating Activities .................................    (128,558)
                                                                             ------------
Cash Flows From Investing Activities:
 Increase in bonds receivable ..............................................     (41,710)
 Acquisition of fixed assets ...............................................     (67,301)
 Decrease in deferred charges ..............................................       1,871
                                                                             ------------
     Net Cash Used by Investing Activities .................................    (107,140)
                                                                             ------------
Cash Flows From Financing Activities:
 Proceeds of shareholder loans .............................................     302,903
 Payments on long term debt ................................................     (70,903)
                                                                             ------------
     Net Cash Provided by Financing Activities .............................     232,000
                                                                             ------------
Net decrease in cash .......................................................      (3,698)
     Cash at beginning of period ...........................................     170,531
                                                                             ------------
Cash at end of period ......................................................   $ 166,833
                                                                             ============
Cash paid for interest .....................................................   $ 172,790
                                                                             ============
Cash paid for taxes ........................................................   $     376
                                                                             ============

        The accompanying notes are an integral part of this statement.

                          202 GOLF ASSOCIATES, INC.
                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1995

NOTE A -- ORGANIZATION

   The Company was formed in January, 1992. Operations of the golf driving range began upon the completion of construction in December of 1994. Prior to that time operations were devoted primarily to raising capital, obtaining financing, constructing the facility, advertising, and administrative functions.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Property and Equipment

   Property and equipment are carried at cost. Depreciation is charged to expense over the estimated useful lives of the assets using straight-line and accelerated methods.

 Deferred Charges

   Deferred charges are comprised of organization costs and financing costs and are being amortized using the straight-line method over five years. Amortization charged to operations was $50,629 for the period.

 Income Taxes

   The financial statements do not include a provision for income taxes because the company has elected S corporation status for federal and state purposes. Instead, its earnings and losses are included in the shareholders' personal income tax returns.

 Concentration of Credit Risk

   The Company maintains cash balances at financial institutions which may exceed federally insured amounts of $100,000. At the balance sheet date this excess was $106,758.

NOTE C -- PROPERTY AND EQUIPMENT

   The following is a summary of property and equipment, at cost, less accumulated depreciation:

 Land and improvements ......... $  824,742
Buildings and improvements  ...   1,314,278
Machinery and equipment  ......     127,951
Furniture and fixtures ........      11,165
                                -----------
                                  2,278,136
Less: accumulated depreciation      147,916
                                -----------
                                 $2,130,220
                                ===========

   The useful lives of properly and equipment for computing depreciation are:

 Land and improvements .........10-15 years
Buildings and improvements  ... 20-30 years
Machinery and equipment  ...... 3-5 years
Furniture and fixtures ........ 7 years

   Depreciation charged to expense for the period was $135,113.

                          202 GOLF ASSOCIATES, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)
                              December 31, 1995

 NOTE D -- LONG-TERM DEBT

   The following is a summary of notes and mortgages payable as of December 31, 1995.

 Mortgage payable to bank with a fixed monthly payment of $4,596 plus interest at
 2% above the banks prime lending rate on the unpaid balance; personally guaranteed by all shareholders. The loan is due and payable in full in December
 1999. ..........................................................................   $1,444,843
Mortgage payable to shareholders, dated May 1994 with no stated terms for principal or interest payments. This mortgage is subordinate to the bank
 mortgage. Additional funds will be provided when required. .....................    1,000,000
Note payable to former shareholders for the purchase of treasury stock for 100%
 of the shareholders interest, bearing an interest rate of 9%; payable as follows:
  A principal installment in the sum of $5,325, together with accrued interest of $4,675 payable on June 1, 1995.
  The remaining principal balance is to be paid in equal monthly installments
   of $2,083. ...................................................................       73,304
                                                                                  ------------
                                                                                     2,518,147
Less: current portion ...........................................................       72,675
                                                                                  ------------
Long-term debt, net of current portion ..........................................   $2,445,472
                                                                                  ============

NOTE E -- TREASURY STOCK

   In October 1994, the Company entered into an agreement to purchase all of the stock of certain shareholders for a total of $129,050.